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                                                                    Exhibit 10.4


                                                              February 13, 2002


Pemstar Inc.
2535 Highway 14 West
Rochester, MN 55901
Attention:  Mr. Phillip Jemielita

         Re:  Waiver and Amendment to Line of Credit Amount

Dear Mr. Jemielita:

         Reference is made to the Loan and Security Agreement, dated as of June 28, 2001 (the "Credit Agreement"), between Pemstar Inc. (the "Borrower") and U.S. Bank National Association (the "Lender"). Capitalized terms used herein shall have the meanings set forth in the Credit Agreement.

         The Borrower has informed the Bank that, for the twelve-month period ending December 31, 2001, it was not in compliance with Section 8.11(c) of the Credit Agreement ("Fixed Charge Coverage Ratio"). The Borrower has further informed the Bank that its Capital Expenditures for the fiscal year-to-date as of December 31, 2001, were approximately $34,600,000, which would exceed the $32,000,000 annual limit on Capital Expenditures in Section 8.11(e) of the Credit Agreement. The Borrower has requested that the Bank waive such non-compliance with the Credit Agreement.

         Subject to the additional provisions and requirements set forth herein, the Bank waives (a) the Borrower's non-compliance with Section 8.11(c) of the Credit Agreement for the twelve-month period ending December 31, 2001, and (b) the Borrower's non-compliance with Section 8.11(e), provided, that total Capital Expenditures for the fiscal year ending March 31, 2002 shall not exceed $38,000,000. Subject to such provisions and requirements, the Bank waives any Default or Event of Default arising from the Borrower's failure to comply with such Sections as expressly described above, in the case of Section 8.11(e) subject to such further limit on Capital Expenditures.

         In consideration of the foregoing waivers, the Borrower agrees (a) to pay to the Bank a non-refundable fee in the amount of $40,000, deemed to have been earned upon effectiveness of this waiver as provided herein, and (b) that the definition of "Line of Credit Amount" is deemed to have been amended as of the date hereof by deleting "$30,000,000" and inserting "$15,000,000" in place thereof. Usage of the Line of Credit, whether by Loans or Letters of Credit, shall be limited to such reduced amount.

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Pemstar Inc.
February 13, 2002
Page 2


         Except as expressly provided herein, all provisions of the Credit Agreement remain in full force and effect and this waiver shall not apply to any other or subsequent failure to comply with such Section or any other provision of the Credit Agreement.

         Please confirm the Borrower's agreement to the terms and limitations of this waiver by signing and returning a copy to the Bank., Upon receipt by the Bank of such copy together with payment of the fee provided herein, this waiver shall become effective and shall constitute a waiver as described in Section
10.19 of the Credit Agreement and, to the extent changing the Line of Credit Amount, an amendment of the Credit Agreement.

                                       Very truly yours,


                                       U.S. Bank National Association


                                       By: /s/ Christopher J. Schaaf
                                           -------------------------------------
                                           Christopher J. Schaaf
                                           Vice President


Acknowledged and Agreed as of
the date above.

Pemstar Inc.

By: /s/ William J. Kullback
    ------------------------------

Title: Chief Financial Officer
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